EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
January 23, 2009	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS INCREASED EARNINGS IN 2008

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "the Company") today reported net income for the year ended December 31, 2008, of $3.5 million, or $1.65 per basic and diluted share, compared to $3.0 million, or $1.42 per basic and diluted share, for 2007.  Net income for the quarter ended December 31, 2008, was $865 thousand, or $.41 per basic and diluted share, compared to $964 thousand, or $.46 per basic and diluted share, for the fourth quarter of 2007.  The returns on average assets and equity at December 31, 2008, were .91% and 9.57%, respectively, compared to .82% and 8.80% for 2007.

Net interest income increased 18% during the fourth quarter of 2008 to $3.8 million compared to $3.2 million in the fourth quarter of 2007.  Net interest margin increased to 3.92% from 3.68% during the same period.  The quarterly increase in net interest income was primarily due to increased volume in earning assets, which accounted for $316 thousand of the increase.  Also, lower interest rates throughout 2008 decreased funding costs over yields on earning assets by approximately $263 thousand.  Net interest income increased 5% for the year ended December 31, 2008, to $14.0 million compared to the same period in 2007, while net interest margin remained the same during this period at 3.82%.  The increase in net interest income for the year ended December 31, 2008, compared to 2007, was due to higher volumes of earning assets, primarily attributable to a $32 million increase in the average investment securities portfolio.  Average loan volumes decreased $12 million due primarily to pay downs in the Company’s residential mortgage portfolio.

Non-interest income for the quarter and year ended December 31, 2008, was $622 thousand and $2.8 million, respectively, compared to $964 thousand and $2.2 million, respectively, for the same periods in 2007.  The decrease for the quarter ended December 31, 2008, was primarily due to market changes, as the fair value of the Company’s investment trading portfolio increased during the fourth quarter of 2007 contributing to gains posted during that quarter.  The factors contributing to the increase in non-interest income in 2008 compared to 2007 include higher service charges on deposit accounts and a gain of $148 thousand on the sale of the trading portfolio during the first quarter of 2008.

Non-interest expense for the quarter and year ended December 31, 2008, was $2.8 and $11.3 million, respectively, compared to $2.7 and $11.3 million for the comparable periods in 2007.  Increases in employee salaries and benefits were offset by lower other real estate expense in 2008.

Since December 31, 2007, total assets increased $44.7 million to $413 million at December 31, 2008.  The change is due almost entirely to increases in investment securities from $126 million at December 31, 2007, to $171 million at December 31, 2008.  Loans remained relatively stable, increasing $2.2 million from December 31, 2007 to December 31, 2008.  Total deposits increased $10.8 million to $257 million at December 31, 2008, compared to $246 million as of December 31, 2007.  The increase in deposits was primarily due to public funds.  Deposits that the Company considers core increased over $2 million in 2008, including an increase of almost $4 million in non-interest bearing deposits.

Throughout 2008, asset quality for the Company deteriorated slightly compared to December 31, 2007.  Non-performing assets, including non-accrual loans, loans past due 90 days or more and other real estate, increased from $2.1 million, or .56% of total assets, at December 31, 2007, to $5.0 million, or 1.21% of total assets, at December 31, 2008.   Net charge-offs as a percentage of average loans was .34% at December 31, 2008, compared to .15% at December 31, 2007.  The Company added $730 thousand to its allowance for probable loan losses in 2008, which partially offset net charge-offs of $763 thousand for 2008.  The $763 thousand in net charge-offs in 2008 represents an increase over 2007 of $409 thousand.  The ratio of the allowance for probable loan losses to total loans decreased slightly to 1.06% at December 31, 2008, compared to 1.09% at December 31, 2007.  The current $2.4 million in reserve for loan losses and the projected monthly provision of $60 thousand is considered by management to be adequate to protect from possible loan losses.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of December 31, 2008, the Company reported assets of $413.1 million and equity of $39.5 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at December 31, 2008, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; significant fluctuations in interest rates; inflation; significant underperformance in our portfolio of outstanding loans; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months ended December 31,		For the Twelve Months ended December 31,

	2008	2007	2008	2007

Interest income	$5,648,868	$5,988,284	$22,798,555	$24,604,502
Interest expense	1,884,992	2,802,391	8,753,557	11,264,692
Net interest income	3,763,876	3,185,893	14,044,998	13,339,810
Provision for loan losses	370,000	120,000	730,000	440,000
Net interest income after
provision for loan losses	3,393,876	3,065,893	13,314,998	12,899,810
Non-interest income	622,249	964,060	2,778,350	2,228,292
Non-interest expense	2,820,647	2,737,357	11,280,591	11,266,073
Income before income taxes	1,195,478	1,292,596	4,812,757	3,862,029
Income taxes	330,126	328,316	1,309,994	856,248
Net income	$865,352	$964,280	$3,502,763	$3,005,781

Return on Average Assets	0.87%	1.06%	0.91%	0.82%
Return on Average Equity	9.23%	10.99%	9.57%	8.80%

Diluted:
Net income per share	$0.41	$0.46	$1.65	$1.42
Weighted average shares outstanding	2,117,966	2,118,872	2,117,966	2,119,566

	December 31,	December 31,
	2008	2007

Total assets	$413,076,826	$368,345,272
Cash and due from banks	6,951,543	8,732,307
Federal funds sold	-	245,192
Investment securities	170,720,427	125,691,658
Loans, net of unearned interest	225,511,297	223,352,663
Deposits-interest bearing	206,094,593	199,088,223
Deposits-non interest bearing	51,119,827	47,305,927
Total Deposits	257,214,420	246,394,150
Short Term debt	71,717,942	40,119,330
Long Term debt	40,010,824	42,425,699
Stockholders' equity	39,541,069	35,800,865
Book value (per share)	18.67	16.90
Total shares outstanding	2,117,966	2,117,966